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                                                                  EXHIBIT 99.1

                                [LOGO]

INVESTOR RELATIONS CONTACTS:          PRESS CONTACTS:
Gregg Denny, Chief Financial Officer  David Gymburch, Corporate Public Relations
Oneida Ltd.  (315) 361-3138           Oneida Ltd. (315) 361-3271

FOR IMMEDIATE RELEASE
---------------------

                      ONEIDA LTD. REPORTS FINANCIAL RESULTS
            FOR THIRD QUARTER AND NINE MONTHS ENDED OCTOBER 25, 2003;
-MOVES FORWARD WITH PLANT CLOSINGS, COST SAVINGS TO HELP RESTORE PROFITABILITY-

ONEIDA, NY- December 3, 2003 - Oneida Ltd. (NYSE:OCQ) today announced financial results for the third quarter and nine months ended October 25, 2003. Sales for the third quarter were $117 million, compared to sales of $127 million in the third quarter of the previous fiscal year that ended January 2003.

Including charges related to plant closings and including a deferred tax asset valuation allowance, Oneida reported a third quarter net loss of $74.8 million, equal to a loss of $4.50 per share, compared to year-ago net income of $1.6 million. Before the charges and the allowance, Oneida reported a third quarter loss of $0.13 per share, compared to year-ago third quarter earnings of $0.09 per share. Included in the current quarter results was miscellaneous income recorded as $3.0 million, or $0.11 per share, primarily representing proceeds from the recent sale of two non-business related sites. The charges related to plant closings, totaling $41.4 million or equal to $2.49 per share, were in connection with the company's decision as announced on October 31 to close five manufacturing sites; additional charges of $3.9 million for that decision are anticipated in the fourth quarter. The deferred tax asset valuation allowance of $31.1 million, equal to $1.87 per share, involved establishing the allowance in accordance with Financial Accounting Standard No. 109.

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For the first nine months of the fiscal year that ends in January 2004, Oneida's sales totaled $331 million, compared to sales of $359 million for the same period a year ago. Including the charges related to plant closings and including the deferred tax asset valuation allowance, the company reported a nine-month net loss of $81.9 million, equal to a loss of $4.94 per share, compared to year-ago net income of $6.2 million. Before the charges and the allowance, Oneida reported a nine-month loss of $0.56 per share, compared to earnings of $0.37 per share for the first nine months a year ago. The year-ago net income included miscellaneous income recorded as $5.0 million, or $0.19 per share, primarily representing income from insurance proceeds and a gain on the sale of marketable securities.

$30 MILLION IN ANTICIPATED SAVINGS TO HELP RESTORE PROFITABILITY
"Spending for tabletop products such as ours remains sluggish throughout the industry," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "This trend is reflected in consumer retail markets and in foodservice markets where less activity at restaurants and hotels translates to less demand for our products. However, recently reported increases in overall consumer confidence and spending, if maintained, do offer promise for the coming year.

 "We are countering our currently difficult conditions with aggressive actions to control our expenses and, as previously announced, achieve anticipated cost savings of approximately $30 million on an annual basis," Mr. Kallet added. "These anticipated savings include approximately $12 million annually from the five factory closings, and approximately $18 million annually from a new lean manufacturing system that will be fully implemented at our Sherrill, N.Y. flatware factory by the first quarter of the 2004 calendar year. We understand the disruptions and hardships that these closings and other position reductions have caused for our employees, but the moves are necessary for our long-term efficiencies and competitiveness. The cost savings are expected to help restore the company to profitability.

 "In sum, all of these actions will enhance our operating efficiencies and better position us for stronger performance regardless of business conditions," Mr. Kallet concluded. "During these challenging times, we continue to move forward with our fundamental strengths that include 90% unaided brand awareness of the Oneida name, well-established core business lines augmented with new product introductions, and high standards of product quality and customer service. We remain committed to our goals to be the world's most complete tabletop supplier and to maximize our shareholder value."

CONFERENCE CALL ON DECEMBER 4
Oneida's management will host a conference call with analysts and investors on Thursday, December 4, 2003 at 9 a.m. EST to discuss the third quarter results and operating performance. The conference call will be broadcast live over the Internet at www.oneida.com. To access the webcast, participants should visit the Investor Relations section of the website at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast can be accessed one hour after the conference call, and will be available for 30 days.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.

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Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.

                             - Tables to follow -

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                                   ONEIDA LTD.
                     CONDENSED CONSOLIDATED INCOME STATEMENT
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    FOR THE                                      FOR THE
                                               THREE MONTHS ENDED                           NINE MONTHS ENDED
                                     October 25, 2003      October 26, 2002      October 25, 2003      October 26, 2002
                                     ----------------      ----------------      ----------------      -----------------
Revenues:
   Net Sales (NOTE 1)                      $117.1                $126.9                $331.3                $358.7
   Operating Revenues                         0.4                   0.3                   1.0                   1.0
                                           ------                ------                ------                ------
Total Revenues                              117.5                 127.2                 332.3                 359.7

Costs and Expenses:
   Cost of Sales (NOTE 1)                    99.0                  86.6                 253.9                 243.5
   Selling, Distribution & Administrative    32.9                  33.0                  96.6                  96.6
   Restructuring Charges                     10.1                                        10.1
    Impairment Loss                          18.8                                        18.8
                                           ------                ------                ------                ------
Total Costs and Expenses                    160.8                 119.6                 379.4                 340.1

Operating Income (Loss)                     (43.3)                  7.6                 (47.1)                 19.6

Other (Income) Expense - Net                 (2.4)                   .6                  (2.8)                 (3.1)
Interest Expense and Amortization of
   Deferred Financing Costs (NOTE 2)          4.0                   4.5                  11.9                  12.9
                                           ------                ------                ------                ------
Income (Loss) before Income Taxes           (44.9)                  2.5                 (56.2)                  9.8
Provision (Benefit) for Income Taxes         29.9                    .9                  25.7                   3.6
                                           ------                ------                ------                ------
Net Income (Loss)                          $(74.8)                 $1.6                $(81.9)                 $6.2
                                           ======                ======                ======                ======

Net Income (Loss) Per Share:
     Basic:                                $(4.50)                $0.09                $(4.94)                $0.37
     Diluted:                              $(4.50)                $0.09                $(4.94)                $0.37

Weighted Average Shares Outstanding:
     Basic:                                16,631                16,543                16,588                16,538
     Diluted:                              16,631                16,579                16,589                16,577

NOTE 1: Shipping and handling costs are recorded as cost of sales. Previously, shipping and handling costs were recorded as a reduction of sales. Prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2: Amortization of deferred financing costs is recorded with interest expense as "Interest and amortization of deferred financing costs." Amortization of deferred financing costs was previously recorded in Other expense. Prior period amounts have been reclassified to conform to the current period presentation.

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                                   ONEIDA LTD.
                             CONDENSED BALANCE SHEET
                              (Millions of dollars)

ASSETS                                              October 25, 2003            January 25, 2003
------                                              ----------------            ----------------
Cash                                                    $ 11.5                     $  2.7
Accounts Receivable - Net                                 73.2                       78.0
Inventory                                                154.2                      167.5
Other Current Assets                                       2.3                        8.5
                                                        ------                     ------
       Total Current Assets                              241.2                      256.7

Plant and Equipment - Net                                 80.9                      102.4

Intangibles                                              133.8                      133.9
Other Assets                                              15.2                       32.1
                                                        ------                     ------
       Total Assets                                     $471.1                     $525.1
                                                        ======                     ======
LIABILITIES
Accounts Payable & Accrued Liabilities                   $70.8                      $58.1
Short-Term Debt                                            6.1                        8.5
Current Portion of Long-Term Debt (NOTE 3)               237.6                        6.4
                                                        ------                     ------
       Total Current Liabilities                         314.5                       73.0

Long-Term Debt (NOTE 3)                                    0.0                      219.0

Other Liabilities                                        106.4                      103.7

Shareholders' Equity                                      50.2                      129.4
                                                        ------                     ------
       Total Liabilities & Equity                       $471.1                     $525.1
                                                        ======                     ======

NOTE 3: The Company has secured from its lenders a waiver until December 12, 2003 of the Company's financial covenants under the credit agreement. However, more restrictive covenants must be met as of January 31, 2004, and it is probable that the Company will fail to meet these requirements and therefore long-term debt has been classified as current. The Company intends to amend the existing revolving credit agreement or obtain the appropriate waivers.

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                          CONDENSED CASH FLOW STATEMENT
                       NINE MONTHS ENDED OCTOBER 2003/2002
                              (Millions of dollars)


                                        Period ended         Period ended
                                        October 2003         October 2002
                                        ------------         ------------
Net income                                $(81.9)              $  6.2
Add: depreciation & amortization            11.4                 12.6
Net working capital charges                 13.2                (14.4)
Capital expenditures                        (4.0)                (6.8)
Stock sales - net                            0.3                  0.2
Proceeds/(payments) of debt                  9.7                (16.3)
Dividends paid                              (0.4)                (1.1)
Other - net                                 60.6                 11.2
                                          ------               ------
Increase (Decrease) in Cash               $  8.9               $ (8.4)
                                          ======               ======


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